UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2008 (July 3, 2008)

Eagle Bulk Shipping Inc.
(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	000-51366	98-0453513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

477 Madison Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 785-2500
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Eagle Bulk Shipping Inc. (“Eagle Bulk”) has entered into an Amendatory Agreement to its Revolving Credit Facility. Among other things, the Amendatory Agreement implements the following modifications to Eagle Bulk’s $1.6 billion credit facility:

●
The amended facility provides an additional Incremental Commitment of up to $200 million under the same terms and conditions as the existing facility subject to satisfaction of certain additional conditions.

●	Eagle Bulk now has the ability to purchase additional drybulk vessels in excess of 85,000dwt and over 10 years of age, but no more than 20 years of age, with certain limitations.

●
The Amendatory Agreement also provides for the purchase or acquisition by Eagle Bulk of more than one additional vessel en bloc or the acquisition of beneficial ownership in one or more additional vessel(s).

●
The applicable margin will be 0.95% per year for the next two years. Thereafter, if the advance ratio is less than 35%, the margin will be 0.80% per year; if the advance ratio is equal to or greater than 35% but less than 60%, the margin will be 0.95%; if the advance ratio is equal to or greater than 60%, the margin will be 1.05%.

●	The available commitment fee will be 0.30%.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1
Amendatory Agreement, dated as of July 3, 2008, among Eagle Bulk Shipping Inc. and certain of its subsidiaries and the banks and financial institutions party thereto and The Royal Bank of Scotland plc, as mandated lead arranger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.

By:	/s/ Alan S. Ginsberg
Name: Alan S. Ginsberg
Title: Chief Financial Officer

Date: July 7, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amendatory Agreement, dated as of July 3, 2008, among Eagle Bulk Shipping Inc. and certain of its subsidiaries and the banks and financial institutions party thereto and The Royal Bank of Scotland plc, as mandated lead arranger.

4